Kalosieh, Shackil & Meola, CPA's, PA
Fair Lawn, New Jersey

November 27, 2001

The Auxer Group, Inc.
12 Andrews Drive
West Paterson, New Jersey 07424

We consent to the inclusion in this registration statement on Form's SB-2 and S-8 of our report dated February 15, 2001, on our audits of the financial statements for the years ended December 31, 2000 and 1999, of The Auxer Group, Inc.

/s/ Paul Meola, CPA
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Kalosieh, Shackil & Meola, CPA's, PA